The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on October 22, 2010.

This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009.

These risks and uncertainties also include the following factors: Global recessionary economic conditions and adverse developments in the credit markets have had, and we expect will continue to have, an adverse effect on our investments and our operating results, including causing significant reduction in the availability of financing to us and for refinancing to our borrowers, increases in payment defaults and other credit risks in our investments, decreases in the fair value of our assets and decreases in the cash flow we receive from our investments; Our ability to generate operating cash flow and access capital has been, and may continue to be, adversely affected by the global recessionary economic conditions and adverse developments in the capital markets; The failure of most of our Taberna securitization financings to meet their performance tests, including over-collateralization requirements, has reduced, and may continue to reduce, our net income and cash flow generated by these securitizations, may trigger certain termination provisions in the related collateral management agreements under which we manage these securitizations and has caused an event of default under most of these securitizations and may cause an event of default under the remaining securitizations; If our securitizations secured primarily by commercial real estate loans were to fail to meet their performance tests, including over-collateralization requirements, our net income and cash flow would be materially reduced; If a collateral management agreement is terminated or if the securities serving as collateral for a securitization are prepaid or go into default, the collateral management fees will be reduced or eliminated; Our investments in securitizations are exposed to greater uncertainty and risk of loss than investments in higher grade securities in these securitizations; Adverse market trends relating to the loans and real estate securities collateralizing our securitizations have reduced, and are expected to continue to reduce, the value of our retained interests in these securitizations; Our financing arrangements contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business, increase revenue and pay distributions to our shareholders; Our reliance on significant amounts of debt to finance investments may subject us to an increased risk of loss, reduce our return on investments, reduce our ability to pay distributions to our shareholders and possibly result in the foreclosure of any assets subject to secured financing; We may seek to acquire, redeem, restructure, refinance or otherwise enter into transactions to satisfy our debt which may include issuances of our debt and/or equity securities, sales or exchanges of our assets or other methods; We operate in a highly competitive market which may harm our business, financial condition, liquidity and results of operations; Loss of our management team or the ability to attract and retain key employees could harm our business; We are subject to litigation and IRS examinations and the adverse resolution of these matters could have a material adverse effect on our financial condition and results of operations; We may enter into new businesses, make future strategic investments or acquisitions or enter into joint ventures, each of which may result in additional risks and uncertainties in our business; Payment defaults and other credit risks in our investment portfolio have arisen, and may continue to increase, which has caused, and may continue to cause, adverse effects on our cash flow, net income and ability to make distributions; If we are unable to improve the performance of commercial real estate properties we take control of in connection with restructurings, workouts and foreclosures of investments, our financial performance may be adversely affected; We may not realize gains or income from investments and have realized, and may continue to realize, losses from some of our investments; We cannot predict the effect on us that government policies and plans adopted in response to global recessionary economic conditions and adverse developments in the credit markets will have; Our investment portfolio may have material geographic, sector, property-type and sponsor concentrations; A portion of our assets and liabilities are recorded at fair value as determined in good faith by our management and, as a result, there may be uncertainty as to the value of these investments; When we acquire properties through the foreclosure of commercial real estate loans, we may recognize losses if the fair value of the property internally determined upon such acquisition is less than the previous carrying amount of the foreclosed loan; The fair value of our assets that we record at their fair value under the fair value option has declined, and may continue to decline, substantially, which has had, and may continue to have, an adverse effect on our financial statements; We may fail to qualify as a REIT, and such failure to qualify would have significant adverse consequences on the value of our common shares; Loss of our Investment Company Act exemption would affect us adversely; Our failure to maintain a broker-dealer license in the various jurisdictions in which we do business could have a material adverse effect on our business, financial condition, liquidity and results of operations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this report. All subsequent written and oral forward-looking statements concerning the matters addressed in this report and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — VP, Director of Corporate Communications

Scott Schaeffer

RAIT Financial Trust – CEO & President

Jack Salmon

RAIT Financial Trust – CFO & Treasurer

CONFERENCE CALL PARTICIPANTS

Robert Schwartzberg

Compass Point Research & Trading — Analyst

John Evans

Edmund Wade Partners — Analyst

PRESENTATION

Operator

Good morning, Ladies and Gentlemen and welcome to the third quarter 2010 RAIT Financial Trust earnings conference call. My name is Carma and I’ll be your coordinator for today. At this time all participants are in a listen-only mode. (Operator Instructions) Later we will conduct a question-and-answer session. I would now like to turn the call over to your host for today, Mr. Andres Viroslav, Vice President and Director of Corporate Communications. Please proceed.

Andres Viroslav - RAIT Financial Trust — VP, Director of Corporate Communications

Thank you Carma and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s third quarter 2010 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jack Salmon, RAIT’s Chief Financial Officer. This morning’s call is being webcast on our website at www.raitft.com. There will be a replay of the call available via webcast on our website, telephonically, beginning at approximately 1:00 pm eastern time today. The dial in for the replay is 888-286-8010 with a confirmation code of 40540330.

Before I turn the call over to Scott, I would like to remind everyone, that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Thus statements are made in good faith pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations. Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website, www.raitft.com under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law. Now I’d like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thank you very much, Andres. Thank all of you for joining us this morning as we present RAIT’s third quarter 2010 results.

I’d like to start the call with some financial highlights. For the quarter ended September 30, 2010, RAIT generated $0.16 per share in GAAP earnings and $2.6 million of REIT taxable income. This is our fourth consecutive quarter of positive GAAP earnings and second consecutive quarter of positive REIT taxable income. We further de-levered the balance sheet during the quarter. Total indebtedness was reduced by $64 million and RAIT’s recourse indebtedness was reduced by $43 million. We also took some actions during the quarter to enhance our over collateralization tests of our commercial real estate loan CDOs, which Jack will explain shortly.

As previously announced, during the quarter, we exchanged $28.3 million of our senior convertible notes in multiple transactions reducing the outstanding balance to $143.6 million at quarter end. Looking forward, we will continue to respond to inquiries for potential exchanges and review all reasonable requests and options to effectively reduce the remaining balance of the convertible notes. We continue to believe that retiring notes, at a discount, is a very good investment for RAIT. Jack will walk you through the numbers in more detail, but first I’d like to spend some time on the market and highlight key business and strategic initiatives.

As we previously stated, the long-term performance of the commercial real estate market is closely tied to the national employment picture. The good news is that private sector job growth has been positive every month in 2010, adding approximately 863,000 jobs. This modest private job growth, when coupled with limited new supply of real estate, has helped the property markets begin to stabilize. However, the road to recovery varies among property types and locations.

We believe the national apartment market has turned the corner and has begun to recover as occupancy levels and effective rents have both increased during each quarter of 2010. With demand for rentals increasing, and financing readily available, cap rates have declined, resulting in increasing valuations. RAIT’s multi-family portfolio continues to experience increasing occupancy trends and we believe that apartment demand will continue as home purchases continue to be delayed in a stagnant housing market. For every 1% decline in home ownership, 1 million to 1.5 million new renters enter the market.

The national office market is also showing signs of stabilization as vacancy rates are not climbing as quickly and rental rates are now growing in many markets. Within RAIT’s office portfolio, we were able to lease the entire Yamato Road property in Boca Raton, Florida to ADT during the third quarter with physical occupancy during the fourth quarter. We also leased approximately 92,000 square feet of previously unrented space at our McDowell Mountain office property in Scottsdale, Arizona. RAIT will begin to see the economic benefits of these new leases in the first quarter of 2011.

The national retail sector is a bit more fragile since it is very much tied to consumer spending. Vacancy levels remain around 10.9% nationally and effective rents held steady in the third quarter of 2010. RAIT’s exposure to retail properties is much smaller than our multi-family and office exposure. We are renovating and repositioning our Inlet Square property in Myrtle Beach and our Sharpstown property in Houston and are pleased to report overwhelming acceptance from the marketplace as evidenced by strong leasing activity. Again, we will begin to see the benefits of this leasing activity when the repositioning of these assets is completed in 2011.

We continue to execute on our strategy of transitioning loans into directly held real estate when we believe additional investment today will generate good returns on total capital over time. This strategy requires patience, and in some cases, committed capital to manage and reposition the properties through the cycle. Jupiter Communities and CRP Commercial Services, which is our new property management group focused on the office sector, have been instrumental in this process. They, along with our third party property managers and our internal asset managers, have been working diligently to improve the performance of our portfolio. Though there is still plenty of work to be done, we are seeing positive signals throughout the portfolio. As a reminder, we believe that it takes a minimum of 12 months once we take control of a property to begin to see material improvements in its performance.

During the third quarter we took back two multi-family properties and wrote off one equity investment. We did not see potential for recovery in our position by investing additional capital, or time in the asset that we wrote off. Jack will provide more detail and delve deeper into the operating statistics of the portfolio shortly.

During the quarter we announced the sale of a preferred equity investment on a Chicago office tower. This transaction is part of a strategy to build cash within our securitizations for new investments and also provides us the ability to generate additional cash by refinancing existing whole loans within the CDOs.

Our broker-dealer, RAIT Securities, continues to contribute to our fee income. At September 30, 2010 the broker-dealer contributed approximately 16% of our total fee income generated during the quarter. The broker-dealer also launched a new offering to the market called RAIT POST. This innovative system provides an effective liquidity management tool for banks, corporate treasury departments and asset-backed money market product issuers, who either issue or purchase commercial paper and/or certificates of deposit.
Another business initiative is our participation in The U.S. Treasury’s new market tax credit program. RAIT Community Development Fund, a wholly owned subsidiary, was certified during the quarter as a CDE or Community Development Entity. U.S. Department of the Treasury allocates new market tax credits to CDEs which then sell the credits and invest the proceeds into designated projects which meet certain criteria including job creation.

And finally, I’m pleased to report that on October 15th, S&P announced that RAIT had earned, and received, its Special Servicer rating. RAIT is now one of 36 S&P rated Special Servicers This new rating is in addition to RAIT’s existing primary commercial mortgage servicer rating and enables RAIT to bid on third party special servicing assignments. This is an area where we will begin to focus as we continue to develop opportunities to leverage our commercial real estate platform into new sources of income. With that, I’d like to turn the call over to Jack.

Jack Salmon - RAIT Financial Trust – CFO & Treasurer

Thank you, Scott. The financial highlights for the period ended September 30th include GAAP earnings per share diluted from continuing operations of $15.1 million or $0.16 per common share, and $68.7 million or $0.82 per share for the nine months then ended. In addition, we generated $2.6 million of REIT taxable income during the quarter and $6.3 million year-to-date. We reduced debt by $64 million, in terms of total debt outstanding, this quarter, resulting in cumulative debt decreases during the year of $198 million.

Before commenting on our consolidated results of operations, I want to highlight some of the key developments in our investment portfolios. Our CRE loan portfolio has $1.3 billion of loans, representing 42% of our consolidated assets, that are securitized by long-term, match funded, non-recourse financing. Our two CRE loan securitizations, known as CRE1 and CRE2, are meeting all of their IC and OC requirements. During the quarter, we cancelled approximately $37.5 of the debt that we owned in these securitizations, which had the effect of improving the OC test and further protecting the cash flows received on the $443 million of capital we have invested in these two securitizations. As of the most recent payment cycle, the most stringent OC test was at 123.3% versus the trigger of 116.2% in CRE1 and 114.9% versus the trigger of 111.7% in CRE2. During the quarter, we converted two multi-family loans with a carrying value of $45 million into owned real estate and we had over $60 million of loan payoffs and repayments across our portfolios, thereby, reducing our total loan portfolio by over $100 million. The lower outstanding loan balance has the effect in the short-term of reducing our net interest margin until the net proceeds are fully redeployed. At quarter end, $72 million of the $196 million of total restricted cash, is in these two CRE entities, of which $51.3 million has been dedicated currently for future funding commitments and $20.7 million is available to lend. Accordingly, this $72 million of restricted cash is not available to RAIT’s creditors or for other general corporate purposes. As we continue to recycle capital obtained from loan sales, and loan repayments in these securitizations, we expect to reinvest the proceeds to fund CRE loans.

Our second portfolio is our commercial real estate direct owned portfolio, which has $824 million of assets representing approximately 27% of our consolidated assets at quarter end. During the quarter, we converted two CRE multi-family loans, with the carrying value of $45 million, into directly owned investments in real estate valued at $38.6 million. The resulting loss was part of our charge off’s against previously established loan loss reserves. We have designated certain properties as assets for held-to-sale, as of September 30th. This has the effect of removing the associated rental income revenue and related operating expenses from the continuing operations and presenting the net income (loss) effect as discontinued operations. The designated properties, as of September 30th, had a carrying value of $61.2 million and are financed with $55.5 million of securitized and secured debt, which will be repaid from the net proceeds when we sell the properties. During the quarter, we disposed of one $12.9 million property, that had $10 million of non-recourse bank debt, which has been liquidated in surrendering the property to the senior lender. This disposition resulted in a loss of $2.9 million, which has been included in the discontinued operations. We will be revising the previously reported historical financial statements to present the effects of the assets held-for-sale properties on a consistent basis for those prior periods.

At quarter end, we own 47 properties with 67% of the total dollar value in multi-family, 25% in office, 5% in retail, and 3% in other property types. The press release displays the improving trends in average occupancy percentages. However, recent leasing activities indicate that the leased occupancy percentages of our portfolio are as follows: multi-family at 84.6%, office at 69.6%, retail at 63.7%, yielding an overall total leased average at quarter end of 78.5%. Now, we will provide additional leasing data in our quarterly reports to be filed soon.

Our third portfolio is our debt securities portfolio, representing 23% of our consolidated assets, and it’s comprised primarily of subordinated debt instruments and other debt securities, owned by Taberna 8 and Taberna 9. The $705 million of investments, and the related non-recourse debt financing carried at $147 million, are both reported under fair value accounting methods. Most of the quarterly cash flows are being applied to pay down the highest rated of the senior debt tranches, of which $6.2 million in principal was repaid during the quarter and $12.6 million in principal has been repaid year-to-date. RAIT receives the senior portion of our collateral management fees on this portfolio. As of September 30, 2010, approximately $85.5 million of the $196 million of restricted cash is held by these CDOs. The cash build-up of these accounts reflect early prepayments of principal, including $33.2 million that occurred during this quarter, that cannot be used for any other general corporate purposes.

Now I will highlight some of the key operating trends for the quarter. First, total revenue was $36.5 million of which 51% was derived from rental income, 40% from net interest margin, and 9% from fee and other income. Comparing this to the third quarter of 2009, total revenues decreased about $4.9 million. The changes in net interest margin reflect a $291 million reduction in loans outstanding, $103 million improvement in non-performing loans year-over-year and the effects of interest rate changes in comparison to the portfolio that we owned as of September 30, 2009. During this past year, we’ve increased our directly owned real estate by $178 million, leading to $18.4 million of rental income this quarter, a 58% increase compared to 2009. The net rental income, less the related operating expenses, has increased to $2.9 million this quarter. Which is 90% better than the results of the third quarter of 2009.

We recorded lower provisions for CRE loans losses of $10.8 million this quarter, as compared to, $18.5 million in the third quarter of 2009. Over the past year, there has been a significant reduction in non-performing loans in our CRE loan portfolio, to $143 million, compared to $246 million last year, equal to 11.8% of the current outstanding unpaid principal balance. Our allowance for CRE loan losses today is at $73 million, representing approximately 51% of the non-performing loan balance. Reference is made to the key statistics and trend data included in the press release for further information. During the quarter, we charged off $8.5 million in loan losses against the reserves and we placed four additional CRE loans on non-accrual status that had an unpaid principal balance of $11.8 million.

After comparing to the same quarter last year, compensation expense is $1 million lower, a 13% decrease, G&A is running $1 million lower, a 19% decrease, while depreciation and amortization expenses are $2 million higher, reflecting the growth in our directly owned real estate portfolio.

The fair value mark-to-market adjustment this quarter was $14.2 million, representing $26 million of estimated improvements in the credit assessments of the underlying debt securities ,which are our assets, offset by a $5 million decrease in the pricing of the related non-recourse debt, a $19.3 million increase in interest rate hedge liabilities reflecting the impact of projected long-term interest rate movements on our hedging transactions, and a $12.5 million decrease in the estimated fair value of certain corporate debt instruments.

During the quarter, we reduced our total debt outstanding by $64 million. We completed three private exchange transactions, in which a total of $28.3 million of our senior convertible debt was exchanged for 10.7 million shares of common stock and $1.9 million of cash equating to effective exchange ratios ranging from 64% to 71% of the par value of the convertible debt surrendered. This results in $1.9 million of annual interest cost savings. We also repurchased $10 million of our CRE non-recourse debt for $3.1 million in cash. These exchanges and repurchases generate gains on debt extinguishment of $14.3 million during the quarter, and on a cumulative basis, we reduced the amount of convertible debt outstanding from $246 million at year end 2009 to $143.6 million today. This will save $5 million of net annual interest expense going forward compared to the annual interest expense run rate we had at the beginning of the year.

Other debt reductions this quarter included $8.5 million of principal repayments, the net $7.5 million change in fair value I described above, and surrendering the office property subject to a $10 million non-recourse debt. Currently, we have $7.9 million of recourse debt due within one year. Our total debt-to-equity ratio was 2.6x at quarter end, compared to a ratio of 3.3x in September 30, 2009. As of September 30, 2010, we are in compliance with all of our debt covenants.

Lastly regarding REIT status. As a REIT, we are required to make distributions of at least 90% of our annual REIT taxable income. For the third quarter, we are reporting estimated REIT taxable income of approximately $2.6 million, resulting in positive REIT taxable income of $6.3 million for the first nine months of 2010. We have an estimated tax net operating loss carry-forward of approximately of $35.5 million, which may be utilized to offset future REIT taxable income. This estimate has been updated to reflect the NOLs included in filing our 2009 tax returns during the quarter. With that, I will return the call to Scott. Thank you.

Scott Schaeffer - RAIT Financial Trust – CEO & President

Thanks, Jack. Before we open the call up for questions, I would like to say we continue to make progress at RAIT. We remain optimistic that we will rebuild and adapt RAIT to current market conditions. We still have hurdles to negotiate and much of our future success remains closely tied to factors outside our immediate control, specifically, further improvements in commercial real estate fundamentals and general economic and credit market conditions. At this time, I think we should open the call for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) The first question comes from the line of Robert Schwartzberg from Compass Point. Please proceed.

Robert Schwartzberg - Compass Point Research & Trading — Analyst

This is Rob. I have two questions. One, you transferred some assets to assets held for sale. My question is where are those assets on your balance sheet? Also, do you actually have them under contract? That’s question one. Question two is if you hadn’t transferred the assets, what would the net operating income of the real estate portfolio have been?

Jack Salmon - RAIT Financial Trust – CFO & Treasurer

Sure Rob, this is Jack. The assets that we have as held for sale are part of our directly owned real estate, primarily multi-family, three multi-family projects, with an asset carrying value of $61.2 million as of September 30th. The assets are in the process of being marketed and we would hope to put them under contract in the next quarter, possibly close them before year end. In terms of the operational affect, during the quarter the assets would have generated $2.4 million of rental income and about $2 million of operating expenses.

Robert Schwartzberg - Compass Point Research & Trading — Analyst

How much in operating expenses?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

$2 million of operating expenses. That’s for the quarter and that’s one quarter’s worth. The three taken together might have been — we will have the information in our 10-Q in terms of our results for the year.

Scott Schaeffer - RAIT Financial Trust — CEO & President

It is important to note, Rob. This is Scott, however, that number that Jack just gave you includes depreciation, which is a non-cash expense.

Robert Schwartzberg - Compass Point Research & Trading — Analyst

The loss from discontinued operations of $0.03?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

It is primarily associated with the one property which has been disposed of for the debt value. The other three properties would more likely would have a gain upon disposition.

Robert Schwartzberg - Compass Point Research & Trading — Analyst

Where are these on your balance sheet? Normally, assets held for sale show up separately. Is that still in your investments in real estate somewhere?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

They’re in our investments, yes.

Robert Schwartzberg - Compass Point Research & Trading — Analyst

Thanks.

Operator

The next question from the line of John Evans from Edmund Wade Partners. Please proceed

John Evans - Edmund Wade Partners — Analyst

Can you talk just a little bit about, maybe first of all, your guys’ thoughts on your preferred dividends on your preferred stock? There are several people in your sector where they haven’t, they’ve halted those dividends. You guys have paid them all the way through. They are cumulative and there is no penalty. It seems like the big issue you have to do is get through your non-recourse debt to get to the other side. Can you just help me to understand why you guys either, continue to keep paying them and then maybe, help me understand — you must feel comfortable that you are going to get through your non-recourse debt to get to the other side. Maybe you can articulate your plan there.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Certainly. This is Scott Schaeffer. First of all, obviously, the determination of whether to pay or not to pay the preferred dividend is made by our Board of Trustees.

John Evans - Edmund Wade Partners — Analyst

But you recommend it to them? It’s your recommendation right?

Scott Schaeffer - RAIT Financial Trust — CEO & President

I was just going there. From management’s perspective, we continue to generate REIT taxable income. We expect to continue to generate REIT taxable income. If you look at the preferred dividends as a percentage of the recourse debt that is coming due, it is a very small amount. So by stopping the preferred dividends, it would not generate nearly enough cash to attack the number of the recourse debt that’s maturing or has the put in April of 2012. So, that’s the rationale and the fact that it’s cumulative. While we are continuing to generate REIT taxable income, we don’t see the reason to generate an additional liability ahead of the common dividend.

John Evans - Edmund Wade Partners — Analyst

That’s very helpful. So, can you take me down the path of the other thing? You have done a great job on your non-recourse debt. Can you help us understand your thought process relative to that? Your results are improving. Your cash is getting better. Your leverage is going down. Your occupancy is going up and your debt prices are going up to a degree. Do you think that you refinance it over time or just continue to buy them back? It seems like it is getting more difficult.

Scott Schaeffer - RAIT Financial Trust — CEO & President

While the bonds are available to us at a discount, we will continue to entertain those offers. We have been doing it under a 3(a)(9) exemption where the bond holders actually are coming to us making offers for us to buy them back or to retire them. We will continue to entertain all offers, and I think as we said in the call, at reasonable levels. At this point, the April 2012 date is too far out for us to say whether we will or will not be able to refinance them. But, it is the focus of management, as we reposition the balance sheet, to attack and retire those bonds as quickly as possible.

John Evans - Edmund Wade Partners — Analyst

Got it. And then you entered into a drip last quarter ,which gave you more flexibility, et cetera. Maybe I missed this in your presentation. You haven’t done anything on that, is that correct?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

We will be having disclosure in the quarterly report, but through September 30th, I think you are referring to our COD program?

John Evans - Edmund Wade Partners — Analyst

Yes.

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

Through September 30th, we have issued less than one million shares of stock under that program.

John Evans - Edmund Wade Partners — Analyst

Less than one million? What was on the program? Was it 17.5?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

17.5 was available. That’s correct.

John Evans - Edmund Wade Partners — Analyst

The last question that I have for you is just, you talked about the ‘12 date is far enough away. How, — what do you see if you make it to the other side and you refinance, et cetera, how do you see yourselves? What are you going to become on the other side because, obviously, some of the markets you used to play in, those financing’s aren’t there anymore. Can you help us understand that?

Scott Schaeffer - RAIT Financial Trust — CEO & President

I think if you look at the company today, we have two types of assets. We have equity in predominantly multi-family properties, which if the market is correct, everyone believes is in for a tremendous run over the next three to five years. There is no new construction coming online, or very little construction coming online, and there’s more and more renters entering the market every day. So people believe that rents in multi-family properties will continue to rise and rise more quickly than they have over historical rates. That’s one aspect. We have the equity that we own in all of those properties and we have an in-house management team that’s managing them and doing a fabulous job. The other side is the loan book and we have still in place a whole loan origination platform, originators, due diligence officers, asset managers, servicers, legal department, all in house. There is an opportunity to continue on and take advantage of new lending opportunities and the fees and income that’s associated with that. The issue with the lending is that it’s very capital intensive. You need to have capital that you can lend. You are right when you say the market has changed because we were financing these loans through CDO offerings and through capital equity offerings of the company. I believe that once we are through with the recourse debt issue in 2012, it will be much easier for RAIT to attract capital, which will then allow us to be more effective in the loan origination business.

John Evans - Edmund Wade Partners — Analyst

And I’m sorry, I apologize. I do have one last question. You have had taxable income this year excluding your repurchases of the converts? I’m curious, you have some NOLs, et cetera, is it too early to say, do you think you guys will have to pay a dividend this year to equity holders?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

John, for your information, there is a schedule in the press release, and in the 10-Q, that reconciles income to taxable income including the differences such that you just described. So, they are included in the $6.3 million, year-to-date, the effects. The determination of a dividend is partly dependent on our NOL position and partly dependent, as Scott described, on how operations are performing as we head into next year. So that is something that the board will contemplate over the coming months.

John Evans - Edmund Wade Partners — Analyst

How much is the NOL that you have outstanding? I’m sorry I don’t have that off the top of my head.

Scott Schaeffer - RAIT Financial Trust — CEO & President

The NOL as of December 31st, 2009, which is when our last tax return was filed, is $35.5 million.

John Evans - Edmund Wade Partners — Analyst

You could more than easily not have to pay something and use part of the NOL up, correct?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

We could, that’s correct. But it’s not the sole determinant.

John Evans - Edmund Wade Partners — Analyst

Okay. Thank you for your time.

Operator

That concludes the Q-&-A session. I would now like to turn the call back over to Scott for closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Carma. I would like to end the call by thanking our shareholders for their continued support and interest in RAIT and we look forward to speaking with you next quarter. Thank you.

Operator

This concludes our presentation you may now disconnect.